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                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Pure Atria Corporation

We consent to incorporation by reference in the registration statement on Form S-8 of Pure Atria Corporation (formerly Pure Software Inc.) of our reports dated January 18, 1996, except as to Note 2, which is as of August 26, 1996, relating to the consolidated balance sheets of Pure Atria Corporation and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995, and the related schedule, which reports appear in the registration statement on Form S-4 of Pure Atria Corporation as filed with the Securities and Exchange Commission on January 6, 1997. As indicated in our report, we did not audit the consolidated financial statements of Atria Software, Inc. and subsidiaries, a company acquired by Pure Atria Corporation in a business combination accounted for as a pooling of interests. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Atria Software, Inc., is based solely on the reports of the other auditors.


/s/  KPMG Peat Marwick LLP

San Jose, California
January 31, 1997